Exhibit 1

Exhibit 1

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of October 31, 2003, between Document Security Systems, Inc., a New York corporation (the “Company”), and IDT Venture Capital Corporation, a Delaware corporation (the “Investor”).

WHEREAS, the Investor desires to purchase shares of common stock, par value $0.02 per share, of the Company (the “Common Stock”), and the Company desires to issue and sell shares of Common Stock to the Investor, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Investor desires to purchase a warrant to acquire shares of Common Stock attached hereto as Exhibit A (the “Warrant”), and the Company desires to issue and sell the Warrant to the Investor, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the Company and the Investor hereby agree as follows:

Section 1. Sale and Purchase.

1.1 Sale and Purchase of Common Stock and the Warrant; Purchase Price. The Company hereby agrees to issue and sell, and the Investor hereby agrees to purchase from the Company, 100,000 shares of Common Stock (the “Shares”) and the Warrant (together with the Shares, the “Investor Securities”) for an aggregate purchase price consisting of certain legal and other expenses incurred by the Investor, its parent, IDT Corporation (“IDT”), and/or any affiliates (within the meaning of Rule 405 of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”)) of IDT on behalf of the Company (the “Purchase Price”). The Company hereby acknowledges receipt of (and the adequacy and sufficiency of) the Purchase Price.

1.2 Issuance of the Shares and the Warrant. Simultaneously herewith, the Company is issuing and delivering to the Investor a share certificate or certificates representing the Shares and an original executed Warrant, which certificate or certificates and Warrant shall be registered in the Investor’s name.

Section 2. Representations, Warranties and Acknowledgments of the Investor. The Investor hereby represents, warrants and acknowledges to the Company as follows:

2.1 No Registration of Investor Securities. The Investor is aware that the Investor Securities (and the shares of Common Stock issuable upon exercise of the Warrant (the “Warrant Shares”)) have not been registered under the Act, that such offer and sale are intended to be exempt from registration under the Act and the rules promulgated thereunder by the SEC, and that the Investor Securities (and the Warrant Shares) cannot be offered, sold, assigned, transferred or otherwise disposed of unless they are subsequently registered under the Act or an exemption from such registration is available. The Investor is also aware that sales or transfers of the Investor Securities (and the Warrant Shares) are further restricted by state securities laws and that the Warrant and certificates evidencing the Shares will bear appropriate legends restricting their transfer pursuant to applicable laws.

2.2 Suitability of Investment. (a) The Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Act as presently in effect and is acquiring the Investor Securities for its own account, or for the account of another “accredited investor” who is an affiliate of the Investor, for investment purposes only and not with a view to the resale or distribution thereof;

(b) The Investor has such knowledge and experience in financial or business matters that it can, and it has, adequately analyzed the risks of an investment in the Investor Securities (and the Warrant Shares) and it has determined that the Investor Securities (and the Warrant Shares) are a suitable investment for the Investor and that the Investor is able to bear the economic risk of a total loss of its investment in the Company; and

(c) The Investor is aware that there are substantial risks incident to an investment in the Investor Securities (and the Warrant Shares).

2.3 Corporate Authority. The Investor has all requisite corporate power and authority and has taken all corporate and other action necessary in order to execute, deliver and perform its obligations under the applicable provisions of this Agreement. This Agreement is a valid and binding agreement of the Investor, enforceable against it in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3. Representations, Warranties and Acknowledgments of the Company. The Company hereby represents, warrants and acknowledges to the Investor as follows:

3.1 Organization, Good Standing, Qualification and Investment Company. (a) Each of the Company and its subsidiaries (as defined by Rule 405 under the Act) (each a “Company Subsidiary”) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. Each of the Company and each Company Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, lease or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, would not have a Company Material Adverse Effect (as defined below).

As used in this Agreement, the term “Company Material Adverse Effect” means a material adverse effect on the condition, properties, prospects, assets, business or operations of the Company and its subsidiaries taken as a whole.

(b) All of the outstanding shares of capital stock of each Company Subsidiary beneficially owned by the Company have been validly issued and are fully paid and nonassessable and are so owned free and clear of any mortgage, pledge, lien, security interest, claim, restriction, charge or encumbrance of any kind (“Lien”).

3.2 Corporate Authority. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Warrant and to consummate the transactions contemplated hereby and thereby (the “Transactions”). The Company has duly executed and delivered this Agreement and the Warrant. Each of this Agreement and the Warrant is a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3 Capital Structure. (a) The authorized capital stock of the Company consists solely of 200,000,000 shares of Common Stock, of which 9,309,818 shares are outstanding. All of the outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The Investor Securities have been duly authorized and the Shares have been validly issued, fully paid and nonassessable, and the issuance of the Shares and the Warrant are not subject to any preemptive rights or made in violation of any Applicable Law.

The term “Applicable Law” for purposes of this Agreement means (i) any foreign, United States Federal, state or local law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any governmental or regulatory authority, agency, commission, body or other governmental entity or court (“Governmental Entity”) and (ii) any rule or listing requirement of any applicable national stock exchange or association or listing requirement of any national stock exchange or association or SEC recognized trading market on which securities issued by the Company are listed or quoted.

(b) Except as set forth in the Company Reports (as defined below), there are (i) no outstanding options, warrants, agreements, conversion rights, exchange rights, preemptive rights or other rights (whether contingent or not) to subscribe for, purchase or acquire any issued or unissued shares of capital stock of the Company or any Company Subsidiary, (ii) no authorized or outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or any Company Subsidiary, (iii) no rights, contracts, commitments or arrangements (contingent or otherwise) obligating the Company or any Company Subsidiary to either (A) redeem, purchase or otherwise acquire, or offer to purchase, redeem, or otherwise acquire, any outstanding shares of, or any outstanding warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Company or (B) pay any dividend or make any distribution in respect of any shares of, or any outstanding securities that are convertible or exchangeable for any shares of, capital stock of the Company, (iv) no agreements or arrangements under which the Company or any Company Subsidiary is obligated to register the sale of any of its securities under the Act (except as provided hereunder) and (v) no restrictions upon, or Contracts (as defined in Section 3.4(a)) or understandings of the Company or any subsidiary of the Company, or, to the knowledge of the Company, Contracts or understandings of any other Person, with respect to, the voting or transfer of any shares of capital stock of the Company or any Company Subsidiary. Except as set forth in the Company Reports, there are no securities or instruments containing antidilution or similar provisions that will be triggered by the consummation of the Transactions. Except as set forth in the Company Reports, no party has any right of first refusal, right of first offer, right of co-sale or other similar right regarding the Company’s securities. As used in this Agreement, the term “Person” means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

(c) The Warrant Shares have been duly authorized and adequately reserved in contemplation of the exercise of the Warrant, and, when issued and delivered in accordance with the terms of the Warrant, will be validly issued and fully paid and nonassessable, and the issuance thereof will not have been subject to any preemptive rights or made in violation of any Applicable Law.

3.4 No Violation; Consents. (a) Subject to any filings referred to in Section 3.4(b), the execution, delivery and performance by the Company of this Agreement and the Warrant and the consummation by the Company of the Transactions do not and will not, directly or indirectly (with or without notice, lapse of time or both), contravene any Applicable Law. The execution, delivery and performance by the Company of this Agreement and the Warrant and the consummation of the Transactions do not and will not, directly or indirectly (with or without notice, lapse of time or both), constitute or result in (i) a breach or violation of, or a default under, the acceleration of any obligations, any party obtaining the right to exercise any remedy under, or the creation of a Lien on or with respect to any assets owned or used by the Company or any Company Subsidiary pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (“Contracts”) to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound or to which any of their respective assets is subject or any law or governmental or non-governmental permit or license to which the Company or any Company Subsidiary is subject, (ii) any change in the rights or obligations of any party under any of such Contracts or (iii) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or any Company Subsidiary currently in effect or any resolution adopted by the board of directors or the stockholders of the Company or any Company Subsidiary.

(b) Except for applicable filings, if any, required by applicable federal and state securities laws, which, in each case, are not required to be made on or prior to the date hereof (and which shall be made in a timely manner by the Company), no consent, authorization or order of, or filing or registration with, any Governmental Entity or other Person is required to be obtained or made by the Company or the Company Subsidiaries for the execution and delivery of this Agreement or the Warrant or the consummation by the Company of the Transactions.

3.5 Company Reports; Financial Statements. (a) The Company has filed all reports, registration statements and other filings, together with any amendments or supplements required to be made with respect thereto, that it has been required to file with the SEC under the Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”). As of the respective dates of their filing with the SEC (and, with respect to registration statements, as of their respective effective dates), the Company Reports complied in all respects with the applicable provisions of the Act and the 1934 Act and the rules and regulations of the SEC thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All reports, registration statements and other filings filed by the Company with the SEC since January 1, 2002 (including exhibits and any amendments thereto and documents incorporated by reference therein) are referred to in this Agreement as the “Company Reports.”

(b) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its subsidiaries as of the date of such balance sheet and each of the consolidated statements of income, changes in stockholders’ equity, and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, cash flows, and changes in stockholders’ equity, as the case may be, of the Company and its subsidiaries for the periods set forth in such statements (subject, in the case of unaudited statements, to notes and normal and recurring year-end audit adjustments that are not and will not be material in amount or effect), all in accordance with generally accepted accounting principles consistently applied during the periods involved (“GAAP”), and in each case, has been prepared in accordance with GAAP, except as may be noted therein, and in compliance in all respects with the rules and regulations of the SEC.

3.6 Absence of Certain Changes. Except as disclosed in the Company Reports filed and publicly available prior to the date hereof, since June 30, 2003, there has not been any event or occurrence or any change in the financial condition, properties, prospects, business or results of operations of the Company that has had or may result in a Company Material Adverse Effect.

3.7 Compliance with Laws. Except as set forth in the Company Reports filed and publicly available prior to the date hereof, the business of the Company has not been, and is not being, conducted in violation of any Federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity, except for violations or possible violations that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Transactions. Except as set forth in the Company Reports filed and publicly available prior to the date hereof, no investigation or review by any Governmental Entity with respect to the Company or the Company Subsidiaries is pending or, to the knowledge of the executive officers of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Transactions.

3.8 Private Offering. Based, in part, on the Investor’s representations in Section 2, the offer and sale of the Investor Securities (and the Warrant Shares) are exempt from the registration and prospectus delivery requirements of the Act. Neither the Company, nor anyone acting on behalf of it, has offered or sold or will offer or sell any securities, or has taken or will take any other action (including, without limitation, any offering of any securities of the Company under circumstances that would require, under the Act, the integration of such offering with the offering and sale of the Investor Securities (or the Warrant Shares)), that would subject the issuance of the Investor Securities (or the Warrant Shares) to the registration provisions of the Act.

3.9 Litigation. Except as disclosed in the Company Reports filed and publicly available prior to the date hereof, there are not any (a) outstanding judgments against or affecting the Company or any of the Company Subsidiaries or (b) Proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries that (i) in any manner challenge or seek to prevent, enjoin, alter or materially delay the Transactions or (ii) if resolved adversely to the Company or any Company Subsidiary, would have, individually or in the aggregate, a Company Material Adverse Effect.

For purposes of this Agreement, “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal).

3.10 Permits and Licenses. The Company and the Company Subsidiaries have obtained all governmental permits, licenses, franchises and authorizations required for the Company and its subsidiaries to conduct their respective businesses as currently conducted, except for those the failure of which to be obtained would not have a Material Adverse Effect.

3.11 Intellectual Property, etc. The Company and the Company Subsidiaries have taken all reasonable efforts to ensure that they have, and have no reason to believe that they do not have, all right, title and interest in, or a valid and binding license to use, all Company Intellectual Property (as defined below). The Company and the Company Subsidiaries (a) have not defaulted in any material respect under any license to use any Company Intellectual Property, (b) are not the subject of any Proceeding for infringement of any third party intellectual property, (c) have no knowledge of circumstances that would be reasonably expected to give rise to any such Proceeding and (d) have no knowledge of circumstances that are causing or would be reasonably expected to cause the loss or impairment of any Company Intellectual Property, other than a default, Proceeding, loss or impairment that is not having or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

For purposes of this Agreement, “Company Intellectual Property” means patents and patent rights, trademarks and trademark rights, tradenames and tradename rights, service marks and service mark rights, copyrights and copyright rights, trade secret and trade secret rights, and other intellectual property rights, and all pending applications for and registrations of any of the foregoing that are used in the conduct of the business of the Company or the Company Subsidiaries as presently conducted.

Section 4. Registration Rights.

4.1 Piggyback Registration Rights. If at any time the Company proposes to file a registration statement under the Act with respect to a public offering of shares of Common Stock (which, for purposes of this Section 4, shall be deemed to include any stock into which Common

Stock shall have been changed or any stock resulting from any combination of shares, recapitalization, reorganization, merger, consolidation, sale of assets or reclassification) for its own account (other than a registration statement (a) on Form S-8 or any successor form thereto, (b) filed solely in connection with a dividend reinvestment plan or employee benefit plan covering officers or directors of the Company or its affiliates (within the meaning of Rule 405 of the SEC under the Act) or (c) on Form S-4 or any successor form thereto, in connection with a merger, acquisition, exchange offer or similar corporate transaction) or for the account of any holder of shares of Common Stock, then the Company shall give written notice of such proposed filing to the Investor (and IDT) at least forty (40) days before the anticipated filing date. Such notice shall offer the Investor the opportunity to register all or any portion of the Shares, the Warrant and the Warrant Shares (collectively, with any other securities issued and issuable with respect to any such Shares or Warrant Shares by way of a stock dividend, stock distribution or stock split or in connection with a combination of shares, recapitalization, reorganization, merger, consolidation, sale of assets or reclassification, the “Registrable Shares”) as they may request (a “Piggyback Registration”). The Company shall include in each such Piggyback Registration all Registrable Shares with respect to which the Company has received a written request for inclusion therein within thirty (30) days after such notice has been given to the Investor (and IDT). The Investor shall be permitted to withdraw all or any portion of the Registrable Shares from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration. The Investor shall be entitled to an unlimited number of Piggyback Registrations. The Company shall permit the Investor to include all the Registrable Shares on the same terms and conditions as any similar securities, if any, of the Company included therein.

4.2 Demand Registration.

(a) From and after April 30, 2004, after receipt of a written request from Investor (or IDT) requesting that the Company effect a registration (a “Demand Registration”) under the Act covering all or part of the Registrable Securities which specifies the intended method or methods of disposition thereof, the Company shall, as expeditiously as is possible, but in any event no later than thirty (30) days after receipt of a written request for a Demand Registration, file with the Securities and Exchange Commission (“SEC”) and use its best efforts to cause to be declared effective as soon as practical after the filing thereof a registration statement (a “Demand Registration Statement” and together with a registration statement pursuant to a Piggyback Registration, a “Registration Statement”) relating to all Registrable Securities which the Company has been so requested to register by Investor, to the extent required to permit the disposition (in accordance with the intended method or methods thereof, as aforesaid) of the Registrable Securities so registered.

(b) Investor shall be entitled to an aggregate of three (3) registrations of Registrable Securities pursuant to Section 4.2(a) in respect of an underwritten secondary offering.

4.3 Registration Procedures. If the Company is required by the provisions of Section 4.1 or 4.2 to use its best efforts to effect the registration of any of its securities under the Act, the Company will, as expeditiously as possible:

(a) prepare and file with the SEC a Registration Statement with respect to such securities and use its best efforts to cause such Registration Statement promptly to become and remain effective for a period of time required for the disposition of such securities by the holders thereof; provided, however, that before filing such Registration Statement or any amendments thereto, the Company shall furnish the representatives of the Investor (referred to in Section 4.3(m)) copies of all documents proposed to be filed, which documents will be subject to the review of such counsel. The Company shall not be deemed to have used its best efforts to keep a Registration Statement effective during the applicable period if it voluntarily takes any action that would result in the holders of such Registrable Securities not being able to sell such Registrable Securities during that period, unless such action is required under applicable law;

(b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Act with respect to the sale or other disposition of all securities covered by such Registration Statement until the earlier of such time as all of such securities have been disposed of;

(c) furnish to such selling security holders such number of conformed copies of the applicable Registration Statement and each such amendment and supplement thereto (including in each case all exhibits), and copies of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents, as such selling security holders may reasonably request;

(d) use its best efforts to register or qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions within the United States and Puerto Rico as each holder of such securities shall reasonably request, to keep such registration or qualification in effect for so long as reasonably necessary to enable such seller to consummate the disposition in such jurisdiction of the securities owned by such holder, and do such other reasonable acts and things as may be required of it to enable such holder to consummate the disposition in such jurisdiction of the securities covered by such Registration Statement;

(e) furnish, at the request of any holder requesting registration of Registrable Securities pursuant to Section 4.1 or 4.2, if the method of distribution is by means of an underwriting, on the date that the shares of Registrable Securities are delivered to the underwriters for sale pursuant to such registration, or if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such shares of Registrable Securities becomes effective, (i) a signed opinion, dated such date, of the independent legal counsel representing the Company for the purpose of such registration, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the holders making such request, as to such matters as such underwriter or the holders, as the case may be, may reasonably request and as would be customary in such a transaction and (ii) letters dated such date and the date the offering is priced from the independent certified public accountants of the Company, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the holders making such request and, if such accountants refuse to deliver such letters to such holders, then to the Company (A) stating that they are independent certified public accountants within the meaning of the Act and that, in the opinion of such accountants, the financial statements and other financial data of the Company included in the Registration Statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Act and (B) covering such financial matters (including information as to the period ending not more than five (5) business days prior to the date of such letters) with respect to the registration in respect of which such letter is being given as such underwriters or the holders, as the case may be, may reasonably request and as would be customary in such a transaction;

(f) enter into customary agreements (including if the method of distribution is by means of an underwriting, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities;

(g) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make earnings statements satisfying the provisions of Section 11(a) of the Act generally available to the holders no later than forty-five (45) days after the end of any twelve (12) month period (or ninety (90) days, if such period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in an underwritten public offering or (ii) if not sold to underwriters in such an offering, beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the Registration Statement, which statements shall cover said twelve (12) month periods;

(h) use its best efforts to cause all such Registrable Securities to be listed on each securities exchange or quotation system on which similar securities issued by the Company are listed or traded;

(i) give written notice to the Investor (and IDT):

(i) when such Registration Statement or any amendment thereto has been filed with the SEC and when such Registration Statement or any post-effective amendment thereto has become effective;

(ii) of any request by the SEC for amendments or supplements to such Registration Statement or the prospectus included therein or for additional information;

(iii) of the issuance by the SEC of any stock order suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose;

(iv) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v) of the happening of any event that requires the Company to make changes in such Registration Statement or the prospectus in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made);

(j) use its best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of such Registration Statement at the earliest possible time;

(k) furnish to each holder of Registrable Securities, without charge, at least one (1) copy of such Registration Statement and any post-effective amendment thereto, including financial statements and schedules, and, if such holder so requests in writing, all exhibits (including those, if any, incorporated by reference);

(l) upon the occurrence of any event contemplated by Section 4.3(i)(v) above, promptly prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the holders, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the holders in accordance with Section 4.3(i)(v) above to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the holders shall suspend use of such prospectus and use their reasonable efforts to return to the Company all copies of such prospectus (at the Company’s expense) other than permanent file copies then in such holder’s possession;

(m) make reasonably available for inspection by the representatives of the holders, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by such representative or any such underwriter all relevant financial and other records, pertinent corporate document and properties of the Company and cause the Company’s officers, directors and employees to supply all relevant information reasonably requested by such representative or any such underwriter, attorney, accountant or agent in connection with the registration;

(n) in connection with any underwritten offering pursuant to a Demand Registration under Section 4.2, make appropriate officers of the Company and the senior executives of the Company available to the selling security holders for meetings with prospective purchasers of the Registrable Securities and prepare and present to potential investors customary “road show” material in each case in accordance with the recommendations of the underwriters and in all respects in a manner consistent with other new issuances of securities in an offering of a similar size to such offering of the Registrable Securities, in connection with any proposed sale of the Registrable Securities; and

(o) use best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or resale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the holders or the underwriters.

4.4 Expenses. All expenses incurred in connection with each registration pursuant to Section 4 of this Agreement, excluding underwriters’ discounts and commissions, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees (including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance), fees of the NASD or listing fees, messenger and delivery expense, all fees and expenses of complying with state securities or blue sky laws, fees and disbursements of counsel for the Company, fees and expenses of the Company and the underwriters relating to “road show” investor presentations, including the reasonable fees and disbursement of one counsel for the selling holders (which counsel shall be selected by the Holders), shall be paid by the Company.

4.5 Rule 144 Information. The Company covenants that it will file the reports required to be filed by it under the Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (or, if the Company is not required to file such reports, it will, upon the request of any holder of Registrable Securities, make publicly available such information as is described in Rule 144(c)(2) under the Act). Upon the request of any holder, the Company will deliver to such holder a written statement that it has complied with such requirements.

4.6 Indemnification and Contribution.

(a) The Company shall indemnify and hold harmless each holder of Registrable Securities and its affiliates (as defined in the Act) and their affiliates, directors and officers, each person who participates in the offering of such Registrable Securities, including underwriters (as defined in the Act), and each person, if any, who controls such holder or participating person within the meaning of the Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such Registration Statement on the effective date thereof (including any prospectus filed under Rule 424 under the Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each such holder and its affiliates, their affiliates, directors and officers, such participating person or controlling person for any legal or other expense reasonably incurred by them (but not in excess of expenses incurred in respect of one counsel for all of them unless there is an actual conflict of interest between any indemnified parties, which indemnified parties may be represented by separate counsel) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 4.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); provided, however, that the Company shall not be liable to any holder and its affiliates, and their affiliates, directors and officers, participating person or controlling person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such Registration Statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such holder and its affiliates, and their affiliates, directors and officers, participating person or controlling person. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such holder and its affiliates, and their affiliates, directors and officers, participating person or controlling person, and shall survive the transfer of such securities by such holder.

(b) Each holder requesting or joining in a registration severally and not jointly shall indemnify and hold harmless the Company, each of its directors and officers, each person, if any, who controls the Company within the meaning of the Act, and each agent and any underwriter for the Company (within the meaning of the Act) against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director, officer, controlling person, agent or underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission as made in such Registration Statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of such holder expressly for use in connection with such registration; and each such holder shall reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, agent or underwriter (but not in excess of expenses incurred in respect of one counsel for all of them unless there is an actual conflict of interest between any indemnified parties which indemnified parties may be represented by separate counsel) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 4.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such holder (which consent shall not unreasonably withheld); and provided further that the ability of each holder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the net proceeds from the sale of the securities sold by such holder under such Registration Statement bears to the total net proceeds from the sale of all securities sold thereunder, but not in any event to exceed the net proceeds received by such holder from the sale of Registrable Securities covered by such Registration Statement.

(c) If the indemnification provided for in this 4.6 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

If the allocation provided in this Section 4.6(c) is not permitted by applicable law, the parties shall contribute based upon the relevant benefits received by the Company from the initial offering of the Registrable Securities on the one hand and the net proceeds received by the holders from the sale of Registrable Securities on the other.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.6(c) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(d) Any person entitled to indemnification hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided that the failure so to notify the Indemnified Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party hereunder unless such failure is materially prejudicial to the Indemnifying Party. If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (a) the Indemnifying Party agrees to pay the same, (b) the Indemnifying Party fails to assume the defense of such action or (c) the named parties to any such action (including any impleaded parties) have been advised by such counsel that either (i) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (ii) there are one or more legal defenses available to it which are substantially different from or additional to those available to the Indemnifying Party. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld.

4.7 Transferability of Registration Rights. The registration rights set forth in this Section 4 are transferable to any transferee or purchaser of the Shares, the Warrant and/or the Warrant Shares. The agreements contained in this Section 4 shall survive the transfer of the Registrable Securities by any holder and sale of all the Registrable Securities pursuant to any Registration Statement and shall remain in full force and effect, regardless of any investigation made by or on behalf of any Holder or such director, officer or participating or controlling Person.

Section 5. Transfer Limitations: 1933 Act Legend.

5.1 Unless sold pursuant to an effective registration statement, each certificate representing the Shares shall bear a legend substantially in the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER THE ACT OR, EXCEPT AS OTHERWISE PERMITTED PURSUANT TO RULE 144 UNDER THE ACT OR ANOTHER EXEMPTION FROM REGISTRATION UNDER THE ACT.”

5.2 The foregoing legend shall be removed from the certificates representing any shares of Common Stock, at the request of the holder thereof, at such time as (a) they are sold pursuant to an effective registration statement, (b) they become eligible for resale pursuant to Rule 144(k) or another provision of Rule 144 of the Act pursuant to which all or a portion of the Shares could be sold in a single transaction or (c) an opinion of counsel is obtained to the effect that the proposed transfer is exempt from the Act.

Section 6. Miscellaneous.

6.1 Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and obligations in this Agreement shall survive indefinitely.

6.2 Successors and Assigns. This Agreement may not be assigned by the Investor or the Company without the prior written consent of the other party hereto and any attempted or purported assignment shall be void; provided, however, that the Investor may, without the written consent of the Company, assign its rights and obligations hereunder to any of its affiliates (within the meaning of Rule 405 of the SEC under the Act). Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the conflicts of laws principles thereof. Each of the Company and the Investor hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Company and the Investor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

6.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument.

6.5 Captions and Headings. The captions and headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6 Notices. Unless otherwise provided, any notice or other communication required or permitted to be given or effected under this Agreement shall be in writing and shall be deemed effective upon personal delivery to the party to be notified or one business day after deposit with an internationally recognized courier service, delivery fees prepaid, or three business days after the deposit with the U.S. mail, return receipt requested, postage prepaid, and in each case, addressed to the party to be notified at the following respective addresses, or at such other addresses as may be designated by written notice; provided that any notice of change of address shall be deemed effective only upon receipt:

If to the Company, to it at:

36 West Main Street

Suite 710

Rochester, New York 14614

Attn: Chief Executive Officer

If to the Investor, to it at:

520 Broad Street

Newark, New Jersey 07102

Attn: Chief Executive Officer

with copies to:

IDT Corporation

520 Broad Street

Newark, New Jersey 07102

Attn: Chief Executive Officer

and

McDermott, Will & Emery

50 Rockefeller Plaza

New York, New York 10020-1605

Attn: Mark S. Selinger, Esq.

6.7 Amendments and Waivers. All terms of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the Company and the Investor. Any amendment or waiver effected in accordance with this Section 6.7 shall be binding upon all of the parties to this Agreement.

6.8 Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provisions were so excluded and shall be valid and enforceable in accordance with its terms. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain valid and enforceable to the extent not held invalid or unenforceable.

6.9 Entire Agreement. This Agreement and the Warrant (and the schedules and exhibits hereto and thereto, if any) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and discussions between them.

6.10 Specific Enforcement. The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

6.11 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

6.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION 6.12 HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS SHALL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

6.13 The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and any other documents referred to in this Agreement.

[Signatures on the following page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

DOCUMENT SECURITY SYSTEMS, INC.

By:	/s/ Patrick White

Name: Patrick White Title: Chief Executive Officer/President

IDT VENTURE CAPITAL CORPORATION

By:	/s/ Ira A. Greenstein

Name: Ira A. Greenstein Title: Chief Executive Officer

Exhibit A

Common Stock Purchase Warrant